Exhibit 99.2

Golden Arrow Merger Corp. Announces Full Exercise and Closing of
Underwriters’ Over-Allotment Option in Connection with its Initial Public
Offering and the Separate Trading of its Class A Common Stock and Warrants
Commencing on May 7, 2021

NEW YORK, NY, May 6, 2021 – Golden Arrow Merger Corp. (the “Company”) announced today that the underwriters of its previously announced initial public offering of units have exercised their over-allotment option in full, resulting in the issuance of an additional 3,750,000 units at a public offering price of $10.00 per unit. After giving effect to the exercise and close of the option, an aggregate of 28,750,000 units have been issued in the initial public offering and an aggregate of $287,500,000 has been deposited in the Company’s trust account.

The Company also announced that commencing on May 7, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and redeemable warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “GAMCU,” and the Class A common stock and warrants that are separated will trade on Nasdaq under the symbols “GAMC” and “GAMCW,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and redeemable warrants.

The units were initially offered by the Company in an underwritten offering. BTIG, LLC acted as sole book-running manager and I-Bankers Securities, Inc. acted as co-manager in the offering.

A registration statement relating to the securities became effective on March 16, 2021.  The offering was made only by means of a prospectus, copies of which may be obtained for free from the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov or by contacting BTIG, LLC, 65 East 55th Street, New York, NY 10022, Email: ProspectusDelivery@btig.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Golden Arrow Merger Corp.

Golden Arrow Merger Corp. is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector, or geography, it intends to initially focus its search on identifying a prospective target business in the healthcare or healthcare-related infrastructure industries in the United States and other developed countries.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the Company’s initial public offering and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Golden Arrow Merger Corp.
Valerie Toomey
info@goldenarrowspac.com